Exhibit 5.1

July 7, 2023

Equitrans Midstream Corporation

2200 Energy Drive

Canonsburg, Pennsylvania 15317

Ladies and Gentlemen:

We have acted as special counsel to Equitrans Midstream Corporation, a Pennsylvania corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), being filed by the Company on the date of this opinion letter with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the offer and sale by certain shareholders of the Company of (i) up to 30,018,446 shares of the Company’s Series A Perpetual Convertible Preferred Shares, no par value (the “Series A Preferred Stock”), and (ii) up to 30,018,446 shares of the Company’s common stock, no par value, issuable upon the conversion of the Series A Preferred Stock and any additional shares of common stock that the Company may issue from time to time upon conversion of the shares of Series A Preferred Stock into common stock pursuant to anti-dilution adjustments with respect to the Series A Preferred Stock (the “Common Stock”). This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)            the Registration Statement including the exhibits being filed therewith and incorporated by reference therein from previous filings made by the Company with the SEC;

(b)            the prospectus contained in the Registration Statement (the “Prospectus”);

(c)            the Second Amended and Restated Articles of Incorporation, which includes the preferences and relative, participating, optional or other special rights, privileges, powers, duties and obligations of the Series A Preferred Stock; and

(d)            the Registration Rights Agreement, dated as of June 17, 2020, by and among the Company and the Investors.

In addition, we have examined and relied upon the following:

(i)             a certificate from the corporate secretary of the Company certifying as to (A) true and correct copies of the Second Amended and Restated Articles of Incorporation, and Fifth Amended and Restated Bylaws of the Company (the “Organizational Documents”), and (B) the resolutions of the Board of Directors of the Company authorizing the filing of the Registration Statement, the creation of the Series A Preferred Stock, the terms of the Series A Preferred Stock, the issuance of the Series A Preferred Stock by the Company, and the issuance of Common Stock upon the conversion of the Series A Preferred Stock;

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(ii)            a certificate dated July 6, 2023, issued by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania, attesting to the corporate status of the Company in the Commonwealth of Pennsylvania; and

(iii)           originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a)            Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof and (ii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b)            Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(c)            Registration. The Registration Statement shall have been declared effective under the Securities Act and such effectiveness shall not have been terminated or rescinded.

Our Opinions

Based on and subject to the foregoing and the qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1.             Organizational Status. The Company is a validly existing corporation under the laws of the Commonwealth of Pennsylvania and is subsisting under such laws.

2.             Power and Authority. The Company has the corporate power and authority to issue the Common Stock.

3.             Series A Preferred Stock. The Series A Preferred Stock has been duly authorized and validly issued and is fully paid and non-assessable.

4.             Common Stock. When (i) the Common Stock has been issued upon conversion of the Series A Preferred Stock in accordance with the terms of the Second Amended and Restated Articles of Incorporation, (ii) such Common Stock has been sold as contemplated by the Registration Statement, the Prospectus and the applicable supplement to such Prospectus, and (iii) certificates in the form required under the laws of the Commonwealth of Pennsylvania representing the shares of such Common Stock are duly executed, countersigned, registered and delivered, if such Common Stock is certificated, or book-entry notations in the form required under the laws of the Commonwealth of Pennsylvania have been made in the share register of the Company, if such Common Stock is not represented by certificates, such Common Stock will be validly issued, fully paid and non-assessable.

Matters Excluded from Our Opinions

We express no opinion with respect to the following matters:

(a)            Indemnification and Change of Control. The enforceability of any agreement of the Company as may be included in the terms of the Series A Preferred Stock relating to (i) indemnification, contribution or exculpation from costs, expenses or other liabilities or (ii) changes in the organizational control or ownership of the Company, which agreement (in the case of clause (i) or clause (ii)) is contrary to public policy or applicable law.

Qualifications and Limitations Applicable to Our Opinions

Our opinions are limited to the internal laws of the Commonwealth of Pennsylvania, and we do not express any opinion concerning any other law.

Miscellaneous

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the effective date of the Registration Statement. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP

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